As filed with the Securities and Exchange Commission on February 2, 2006
Registration No. 333-129497

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5
TO
Form S-1
REGISTRATION STATEMENT
under
the Securities Act of 1933

CARDICA, INC.
(Exact name of Registrant as specified in its charter)

Delaware	3841	94-3287832
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
900 Saginaw Drive
Redwood City, California 94063
(650) 364-9975
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Bernard Hausen, M.D., Ph.D.
Chief Executive Officer
Cardica, Inc.
900 Saginaw Drive
Redwood City, California 94063
(650) 364-9975
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Nancy Wojtas, Esq. Cooley Godward LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, California 94304-2155 (650) 843-5000	Guy Molinari, Esq. Stephen Thau, Esq. Heller Ehrman LLP 7 Times Square New York, NY 10036 (212) 832-8300

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

      The purpose of this Amendment No. 5 is solely to file exhibit 10.6 to the Registration Statement, as set forth below in Item 16(a) of Part II.
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution.
      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Cardica in connection with the sale of the common stock being registered hereby. All amounts are estimates except the SEC Registration Fee and the NASD filing fee.

Amount to be Paid

SEC registration fee	$6,029
NASD filing fee	4,500
Nasdaq National Market listing fee	100,000
Blue Sky fees and expenses	7,500
Printing and Engraving expenses	180,000
Legal fees and expenses	650,000
Accounting fees and expenses	700,000
Transfer Agent and Registrar fees	30,000
Miscellaneous	121,971

Total	1,800,000

ITEM 14.	Indemnification of Directors and Officers.
      As permitted by Section 145 of the Delaware General Corporation Law, the registrant’s bylaws provide that (a) the registrant (i) is required to indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law, (ii) may, in its discretion, indemnify other officers, employees and agents as set forth in the Delaware General Corporation Law, (iii) is required to advance all expenses incurred by its directors and executive officers in connection with certain legal proceedings (subject to certain exceptions), (iv) the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and (v) may not retroactively amend the amended and restated bylaws provisions relating to indemnity and (b) the rights conferred in the amended and restated bylaws are not exclusive.
      The registrant has entered into an agreement with one of its directors that requires the registrant to indemnify such person against expenses, judgments, fines, settlements and other amounts that such person actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such party may be made a party by reason of the fact that such person is or was a director or officer of the registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant. The indemnification agreement also sets forth procedures that will apply in the event of a claim for indemnification. The registrant is also obligated to advance expenses, subject to an undertaking to repay amounts advanced if such director is ultimately determined not to be entitled to indemnification. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.
      The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement also provides for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), or otherwise.
      See also the undertakings set out in response to Item 17 herein.

ITEM 15.	Sales of Unregistered Securities.
      Since September 1, 2002, the registrant has issued and sold the unregistered securities described below. All shares of preferred stock referenced below will convert into 401,354 shares of common stock upon the completion of the offering described in this registration statement.
      (1) The registrant has issued an aggregate of 269,029 shares of its common stock to employees, directors and consultants for cash consideration in the aggregate amount of $436,843 upon the exercise of stock options granted under its 1997 Equity Incentive Plan, 7,430 shares of which have been repurchased.
      (2) The registrant has granted stock options to employees, directors and consultants under its 1997 Equity Incentive Plan exercisable for an aggregate of 998,558 shares of common stock, of which options covering an aggregate of 195,406 shares terminated or expired, and an aggregate of 269,029 shares were issued upon the exercise of stock options, as set forth in (1) above.
      (3) In December 2002, the registrant issued a warrant to purchase 60,017 shares of Series D Preferred Stock to Venture Lending & Leasing III, LLC at $11.58 per share in connection with credit facility arrangements. As of the date hereof, the warrant has not been exercised.
      (4) In September 2002, the registrant issued 30,000 shares of its common stock to consultants in consideration of services rendered for an aggregate amount of $67,500 under its 1997 Equity Incentive Plan.
      (5) In January 2003, the registrant issued an aggregate of 14,000 shares of its common stock to consultants in consideration of services rendered for an aggregate amount of $31,500 under its 1997 Equity Incentive Plan.
      (6) In June 2003, the registrant issued an aggregate of 8,142 shares of its common stock to consultants in consideration of services rendered for an aggregate amount of $18,320 under its 1997 Equity Incentive Plan.
      (7) In June 2003, the registrant issued a warrant to purchase 11,904 shares of Series C Preferred Stock to Venture Lending & Leasing II, Inc. at $8.40 per share in connection with credit facility arrangements. As of the date hereof, the warrant has not been exercised.
      (8) In September 2003, the registrant issued an aggregate of 4,070 shares of its common stock to consultants in consideration of services rendered for an aggregate amount of $11,603.30 under its 1997 Equity Incentive Plan.
      (9) In August 2003, the registrant sold an aggregate of 329,433 shares of our Series E Preferred Stock, to three accredited investors at $14.10 per share, for an aggregate purchase price of $4,645,010 consisting of cash consideration of $4,000,001 and the $645,009 for the forgiveness of debt.
      (10) In December 2003, the registrant issued an aggregate of 4,070 shares of its common stock to consultants on consideration of services rendered for an aggregate amount of $11,603 under its 1997 Equity Incentive Plan.
      (11) In October 2005, the registrant issued an aggregate of 3,333 shares of its common stock to one of its directors, Richard Powers, in consideration of services rendered for an aggregate amount of $29,997 under its 1997 Equity Incentive Plan.
      The registrant claimed exemption from registration under the Securities Act for the sales and issuances in the transactions described in paragraphs (1), (2), (4), (5), (6), (10) and (11) above under Rule 701 promulgated under the Securities Act on the basis that these issuances were made pursuant to a written compensatory benefits plan, as provided by Rule 701.
      With respect to the grant of stock options described in paragraph (2) above, exemption from registration under the Securities Act was also claimed by the registrant to be unnecessary on the basis that none of such transactions involved a “sale” of a security as such term is used in Section 2(3) of the Securities Act.
      The sales and issuances of securities in the remaining transactions described in paragraphs (3), (7) and (9) of this Item 15 were deemed exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D promulgated thereunder as transactions not involving any public offering. All of the purchasers of securities in these transactions represented to the registrant that they were accredited investors as defined under the Securities Act, that they acquired the securities for investment purposes only and not with a view to the distribution thereof and as to its experience in business matters. Appropriate legends were affixed to the stock certificates issued in such transactions. The recipient acknowledged either that the recipient received adequate information about the registrant or had access, through business relationships, to such information.

ITEM 16.	Exhibits and Financial Statement Schedules.
      (a) Exhibits.

Exhibit
Number	Description

1.1	Form of Underwriting Agreement.#
3.1	Amended and Restated Certificate of Incorporation of the Registrant as currently in effect.#
3.2	Amended and Restated Certificate of Incorporation of the Registrant to be effective upon closing of the offering.#
3.3	Bylaws of the Registrant as currently in effect.#
3.4	Bylaws of the Registrant to be effective upon closing of the offering.#
3.5	Specimen Common Stock certificate of the Registrant.#
4.1	Warrant dated March 17, 2000 exercisable for 36,810 shares of common stock (on a pre-split basis).#
4.2	Warrant dated July 5, 2001 exercisable for 31,251 shares of common stock (on a pre-split basis).#
4.3	Warrant dated July 5, 2001 exercisable for 124,999 shares of common stock (on a pre-split basis).#
4.4	Warrant dated June 13, 2002 exercisable for 96,439 shares of common stock (on a pre-split basis).#
4.5	Warrant dated October 31, 2002 exercisable for 180,052 shares of common stock (on a pre-split basis).#
5.1	Opinion of Cooley Godward LLP regarding legality.#
10.1	1997 Equity Incentive Plan and forms of related agreements and documents.#
10.2	2005 Equity Incentive Plan and forms of related agreements and documents.#
10.3	Amended and Restated Investor Rights Agreement, dated August 19, 2003, by and among the Registrant and certain stockholders.#
10.4	Benefit Agreement with Bernard Hausen, M.D., Ph.D.+#
10.5	Office Lease Agreement dated April 25, 2003, and First Amendment to Office Lease Agreement dated January 21, 2004.#
10.6	Distribution Agreement by and between Cardica, Inc. and Century Medical, Inc. dated June 16, 2003.†
10.7	Subordinated Convertible Note Agreement with Century Medical, Inc. dated June 16, 2003, and Amendment No. 1 thereto, dated August 6, 2003.†#
10.8	Note issued pursuant to Subordinated Convertible Note Agreement with Century Medical, Inc.#
10.9	Agreement by and between the Company and the Guidant Investment Corporation, dated August 19, 2003.†#
10.10	Intellectual Property Security Agreement by the Company in favor of Guidant, dated August 19, 2003.†#
10.11	Notes issued pursuant to Omnibus Agreement.#
10.12	Allen & Company LLC letter of intent dated September 12, 2005.#
10.13	License, Development and Commercialization Agreement by and between Cardica, Inc. and Cook Incorporated, dated December 9, 2005.†#
21.1	Subsidiaries of Registrant.#
23.1	Consent of Independent Registered Public Accounting Firm.#
23.2	Consent of Cooley Godward LLP (See Exhibit 5.1).#
24.1	Power of Attorney (see page II-5).#

†	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and this exhibit has been filed separately with the SEC.

+	Indicates management contract or compensatory plan.

#	Previously filed.

      (b) Financial Statement Schedules
      None.

ITEM 17.	Undertakings.
      The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Purchase Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, State of California, on the 2nd day of February, 2006.

Cardica, Inc.

By:	/s/Bernard A. Hausen, M.D., Ph.D.

Bernard A. Hausen, M.D., Ph.D.
President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name and Signature		Title	Date

/s/ Bernard A. Hausen, M.D., Ph.D. Bernard A. Hausen, M.D., Ph.D.		President, Chief Executive Officer and Director (Principal Executive Officer)	February 2, 2006

* Robert Y. Newell		Chief Financial Officer (Principal Financial and Accounting Officer)	February 2, 2006

* J. Michael Egan		Director	February 2, 2006

* Kevin T. Larkin		Director	February 2, 2006

* Richard P. Powers		Director	February 2, 2006

* Robert C. Robbins, M.D.		Director	February 2, 2006

* John Simon, Ph.D.		Director	February 2, 2006

* Stephen A. Yencho, Ph.D.		Director	February 2, 2006

* William H. Younger, Jr.		Director	February 2, 2006

* By	/s/ Bernard A. Hausen, M.D. Ph.D. Bernard A. Hausen, M.D. Ph.D. under power of attorney.

EXHIBIT INDEX

Exhibit
Number	Description

1.1	Form of Underwriting Agreement.#
3.1	Amended and Restated Certificate of Incorporation of the Registrant as currently in effect.#
3.2	Amended and Restated Certificate of Incorporation of the Registrant to be effective upon closing of the offering.#
3.3	Bylaws of the Registrant as currently in effect.#
3.4	Bylaws of the Registrant to be effective upon closing of the offering.#
3.5	Specimen Common Stock certificate of the Registrant.#
4.1	Warrant dated March 17, 2000 exercisable for 36,810 shares of common stock (on a pre-split basis).#
4.2	Warrant dated July 5, 2001 exercisable for 31,251 shares of common stock (on a pre-split basis).#
4.3	Warrant dated July 5, 2001 exercisable for 124,999 shares of common stock (on a pre-split basis).#
4.4	Warrant dated June 13, 2002 exercisable for 96,439 shares of common stock (on a pre-split basis).#
4.5	Warrant dated October 31, 2002 exercisable for 180,052 shares of common stock (on a pre-split basis).#
5.1	Opinion of Cooley Godward LLP regarding legality.#
10.1	1997 Equity Incentive Plan and forms of related agreements and documents.#
10.2	2005 Equity Incentive Plan and forms of related agreements and documents.#
10.3	Amended and Restated Investor Rights Agreement, dated August 19, 2003, by and among the Registrant and certain stockholders.#
10.4	Benefit Agreement with Bernard Hausen, M.D., Ph.D.+#
10.5	Office Lease Agreement dated April 25, 2003, and First Amendment to Office Lease Agreement dated January 21, 2004.#
10.6	Distribution Agreement by and between Cardica, Inc. and Century Medical, Inc. dated June 16, 2003.†
10.7	Subordinated Convertible Note Agreement with Century Medical, Inc. dated June 16, 2003, and Amendment No. 1 thereto, dated August 6, 2003.†#
10.8	Note issued pursuant to Subordinated Convertible Note Agreement with Century Medical, Inc.#
10.9	Agreement by and between the Company and the Guidant Investment Corporation, dated August 19, 2003.†#
10.10	Intellectual Property Security Agreement by the Company in favor of Guidant, dated August 19, 2003.†#
10.11	Notes issued pursuant to Omnibus Agreement.#
10.12	Allen & Company LLC letter of intent dated September 12, 2005.#
10.13	License, Development and Commercialization Agreement by and between Cardica, Inc. and Cook Incorporated, dated December 9, 2005.†#
21.1	Subsidiaries of Registrant.#
23.1	Consent of Independent Registered Public Accounting Firm.#
23.2	Consent of Cooley Godward LLP (See Exhibit 5.1).#
24.1	Power of Attorney (see page II-5).#

†	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and this exhibit has been filed separately with the SEC.

+	Indicates management contract or compensatory plan.

#	Previously filed.